Exhibit 99.1

FOR IMMEDIATE RELEASE

Nikola Board of Directors Announces Leadership Transition

Trevor Milton Steps Down as Executive Chairman; Stephen Girsky Appointed

Chairman of the Board

PHOENIX, September 20, 2020 — Nikola Corporation (NASDAQ: NKLA) today announced that Trevor Milton approached the Board of Directors and proposed to voluntarily step aside as Executive Chairman and from the Board. The Board accepted his proposal, and Stephen Girsky, former Vice Chairman of General Motors Co. and a member of Nikola’s Board, has been appointed Chairman of the Board, effective immediately.

“Nikola is truly in my blood and always will be, and the focus should be on the Company and its world-changing mission, not me,” said Milton. “So I made the difficult decision to approach the Board and volunteer to step aside as Executive Chairman. Founding Nikola and growing it into a company that will change transportation for the better and help protect our world’s climate has been an incredible honor.”

“As we move forward, I am confident Steve is the right leader to guide our vision at the Board level. In addition to being an early believer and supporter of Nikola, Steve has more than 30 years of experience working with OEM leaders, suppliers, dealers, labor leaders and national policy makers, and has served as a director of numerous public companies.”

Milton continued, “We’ve built a deep bench of talent over the years, and I am confident that Nikola’s Chief Executive Officer, Mark Russell, supported by Chief Financial Officer, Kim Brady, and the rest of the leadership team will advance our goal of making Nikola the global leader in zero-emissions transportation. I want to thank all of Nikola’s employees, investors and partners who have shared in my vision and rallied behind Nikola during this time.”

Girsky said, “On behalf of the Board, I want to thank Trevor for his visionary leadership and significant contributions to Nikola since its founding. Trevor saw the possibility of creating an end-to-end zero-emission transportation system when the industry was still in its nascent stages and took action to build the Nikola of today, with world-class partnerships, groundbreaking R&D, and a revolutionary business model. I know I speak for everyone at Nikola in our gratitude and in wishing him all the best.”

“We remain committed to delivering on our objectives and creating value for our shareholders,” said Mark Russell, Nikola’s Chief Executive Officer. “Along with the rest of the management team, I will continue to work closely with Steve and the Board to advance Nikola’s vision for the future. Our priorities remain unchanged and, in collaboration with our partners, we are laser-focused on executing on our strategic initiatives and laying the groundwork to become a vertically integrated zero-emissions transportation solutions provider.”

About Stephen Girsky

Girsky is a Managing Partner of VectoIQ, LLC, an independent advisory firm based in New York. Girsky has more than 30 years of experience working with corporate board executives, labor leaders, OEM leaders, suppliers, dealers and national policy makers. Girsky served in a number of capacities at General Motors Co. (NYSE: GM) (‘‘General Motors’’) from November 2009 until July 2014, including vice chairman, having responsibility for global corporate strategy, new business development, global product planning and program management, global connected consumer/OnStar, and GM Ventures LLC, global research & development and global purchasing and supply chain. Girsky also served on General Motors’ board of directors following its emergence from bankruptcy in June 2009 until June 2016. Girsky currently serves on the boards of directors of United States Steel Corporation (NYSE: X), a steel producer, and Brookfield Business Partners Limited, the general partner of Brookfield Business Partners, L.P. (NYSE: BBU; TSX BBU.UN), a private equity company.

ABOUT NIKOLA CORPORATION:

Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona. For more information, visit www.nikolamotor.com or Twitter @nikolamotor.

FORWARD LOOKING STATEMENTS

Certain statements included in this press release that are not historical facts are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include, but are not limited to, statements regarding the company’s expectations regarding its business, business model and strategy; the company’s expectations regarding its projected truck builds and related specifications; the company’s expectations for its trucks and market acceptance of electric trucks; and market opportunity. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Nikola’s management and are not predictions of actual performance. Forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward looking statements, including but not limited to general economic, financial, legal, regulatory, political and business conditions and changes in domestic and foreign markets; the potential effects of COVID-19; the outcome of legal proceedings to which Nikola is, or may become a party; failure to realize the anticipated benefits of the recently completed business combination; the conversion of pre-orders into binding orders; risks related to the rollout of Nikola’s business and the timing of expected business milestones; the effects of competition on Nikola’s future business; the availability of capital; and the other risks detailed from time to time under the heading "Risk Factors" in in Nikola’s reports filed with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended June 30, 2020 and other documents Nikola’s files with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward looking statements. These forward looking statements speak only as of the date hereof and Nikola specifically disclaims any obligation to update these forward looking statements.

SELL-SIDE ANALYST / INSTITUTIONAL INVESTOR INQUIRIES:

Kim Brady

kim.brady@nikolamotor.com

MEDIA CONTACTS:

Nicole Rose

nicole.rose@nikolamotor.com

480-660-6893

Colleen Robar

crobar@robarpr.com

313-207-5960

Tim Lynch / Tim Ragones

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449